EXHIBIT 5.1

[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

April 12, 2012

Unified Grocers, Inc.

5200 Sheila Street

Los Angeles, CA 90040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Unified Grocers, Inc., a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”), registering under the Securities Act of 1933, as amended (the “Securities Act”), $43,300,000 in Partially Subordinated Patrons’ Deposit Accounts (the “Deposit Accounts”) of the Company. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed below, we have examined the Company’s Amended and Restated Articles of Incorporation, the Bylaws, as amended, the form of Application and Agreement for Service Affiliation as a Member-Patron with Unified Western Grocers, Inc. and Pledge and Security Agreement and the Basic Membership Requirements (collectively, the “Old Service Agreement”) and the Membership Application and Requirements with Unified Grocers, Inc. and Pledge and Security Agreement (collectively, the “New Service Agreement” and together with the Old Service Agreement, collectively, the “Service Agreements”) and such corporate records, officers’ certificates and other documents as we have deemed necessary as a basis for the opinion below.

In rendering the opinion set forth below, we have assumed:

(1)	The genuineness of all signatures, the authenticity of all documents submitted to us as copies and the authenticity of all such originals; and

(2)	The conformity of all executed agreements and other documents reviewed by us in rendering this opinion.

We also have obtained from the officers of the Company certificates (the “Officers’ Certificates”) as to certain factual matters necessary for the purpose of this opinion and insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

We have also relied on the Officers’ Certificate as to the absence of any agreement or arrangement of the Company limiting or restricting the repayment of the Deposit Accounts other than the Service Agreements and the agreements in the following forms (the “Subordination Agreements”), one or more of which each depositor has entered into or will enter into:

(a)	The form of Subordination Agreement executed by member-patrons before January 14, 1994;

(b)	The form of Subordination Agreement executed by member-patrons from January 14, 1994 through August 12, 2008; or

(c)	The form of Subordination Agreement executed by member-patrons after August 12, 2008.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, and subject to the limitations set forth in the Service Agreements and Subordination Agreements, it is our opinion that the Deposit Accounts will be binding obligations of the Company, except as the Deposit Accounts may be subject to or limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and distributions and equitable subordination and by the effect of limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Deposit Accounts, whether considered in a proceeding at law or in equity, and by the effect of judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

We note that the statement herein that a Deposit Account is a “binding obligation” of the Company means, subject to the qualifications and limitations set forth herein, that (i) the Company is obligated, subject to all applicable liens, offsets and rights of others, and after the depositor’s demand, to repay the deposit, and (ii) some remedy is available to the depositor if the Company does not, subject to all applicable liens, offsets and rights of others, and after the depositor’s demand, repay the deposit. This does not imply that any particular type of remedy is available.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We express no opinion as to matters governed by any laws other than the laws of the State of California, the applicable provisions of the California Constitution and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Deposit Accounts.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP